Exhibit 99.1

Company Contact: Ultralife Corporation Philip A. Fain (315) 332-7100 pfain@ulbi.com	Investor Relations Contact: LHA Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Awarded $4.7 Million Communications Systems Follow-On Contract

NEWARK, N.Y., Aug. 14, 2017 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a contract valued at approximately $4.7 million to supply its Vehicle Installed Power Enhanced Rifleman Appliqué (“VIPER”) to Thales Defense & Security, Inc., a global leader in the development, manufacture, and support of combat-proven, software-defined radio equipment, for the U.S. Army. This contract follows VIPER awards received and shipped in 2015 and 2016 totaling $10.5 million. Shipments are expected to commence in 2017 and be completed in the first half of 2018.

“We are proud that our product has once again been selected as a critical component for the U.S. Army’s multi-phased modernization program providing enhanced digital voice and data communications to the dismounted soldier. This contract further illustrates the benefits of our strategy of investing in product development and engineering in close collaboration with a strategic partner,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “As we continue to develop new products across our business, our VIPER platform provides a technically advanced building block for the increasingly complex, secure integrated communications products required for soldier modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.